EXHIBIT 23(a)

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Progress Energy, Inc. on Form S-3 of our reports dated February 20, 2004 (which reports express an unqualified opinion and include an explanatory paragraph concerning the adoption of new accounting principles in 2003 and 2002) appearing in the Annual Report on Form 10-K of Progress Energy, Inc. for the year ended December 31, 2003 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Raleigh, North Carolina

April 2, 2004